EXHIBIT 99.1

J.JILL, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Sales Increase of 1.7% for Q4 FY22 and 5.1% for FY22

Delivers Solid Gross Margin of 64.4% for Q4 FY22 and 68.6% for FY22

Operating Income grew 3.8% for Q4 FY22 and 34.1% for FY22

Quincy, MA – March 14, 2023 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the fourth quarter and fiscal year ended January 28, 2023.

Claire Spofford, President and Chief Executive Officer of J.Jill, Inc. stated, “We are pleased with our strong finish for the year as we delivered better than expected top and bottom line results for the fourth quarter and full year. Throughout fiscal 2022, our teams did an exceptional job in delivering strong operating results while executing against our strategic initiatives including the launch of our Welcome Everybody campaign.”

Ms. Spofford, continued, “In 2023, we expect to build on this progress while maintaining the disciplined approach to inventory and expense management that we have demonstrated over the past eight quarters. While we are cautious with respect to our outlook for this year given the ongoing macro-related headwinds, we remain focused on positioning J.Jill for long term profitable growth.”

For the fourth quarter ended January 28, 2023:

•
Total net sales for the thirteen weeks ended January 28, 2023 were up 1.7% to $147.7 million compared to $145.2 million for the thirteen weeks ended January 29, 2022.
•
Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 5.3% for the fourth quarter of fiscal 2022.
•
Direct to consumer net sales were down 2.5% compared to the fourth quarter of fiscal 2021 and represented 49.9% of total net sales.
•
Gross profit was $95.1 million compared to $92.7 million in the fourth quarter of fiscal 2021. Gross margin was 64.4% compared to 63.9% in the fourth quarter of fiscal 2021. The 50 basis points increase was driven by freight favorability which more than offset margin pressure from additional promotional activity in the quarter.
•
SG&A was $87.3 million compared to $85.2 million in the fourth quarter of fiscal 2021. In comparing the fourth quarter of fiscal 2022 to fiscal 2021, the fourth quarter of fiscal 2021 had a one time $0.3 million benefit. Excluding the non-recurring and other one-time costs from both periods, SG&A as a percentage of total net sales was 59.1%, compared to 58.9% in the fourth quarter of fiscal 2021.
•
Operating income was $7.8 million compared to $7.5 million in the fourth quarter of fiscal 2021. Operating income margin for the fourth quarter of fiscal 2022 was 5.3% compared to 5.2% in the fourth quarter of fiscal 2021. Adjusted Income from Operations*, which excludes non-recurring items and impairment charges, was $7.8 million compared to $7.3 million in the fourth quarter of fiscal 2021.
•
Interest expense was $5.7 million compared to $4.4 million in the fourth quarter of fiscal 2021.
•
During the fourth quarter of fiscal 2022, the Company recorded an income tax provision of $1.1 million compared to an income tax benefit of $0.4 million in the fourth quarter of fiscal 2021 and the effective tax rate was 51.2% compared to (13.0%) in the fourth quarter of fiscal 2021.
•
Net Income was $1.0 million compared to $3.6 million in the fourth quarter of fiscal 2021.

•
Net Income per Diluted Share was $0.07 compared to $0.25 in the fourth quarter of fiscal 2021 including the impact of non-recurring items. Excluding the impact of these items, Adjusted Net Income per Diluted Share* in the fourth quarter of fiscal 2022 was $0.11 compared to $0.15 in the fourth quarter of fiscal 2021.
•
Adjusted EBITDA* for the fourth quarter of fiscal 2022 was $15.0 million compared to $15.2 million in the fourth quarter of fiscal 2021. Adjusted EBITDA margin* for the fourth quarter of fiscal 2022 was 10.2% compared to 10.5% in the fourth quarter of fiscal 2021.
•
The Company closed 5 stores and opened 1 new store in the fourth quarter of fiscal 2022 ending the quarter with 243 stores.

For the year ended January 28, 2023:

•
Total net sales were up 5.1% to $615.3 million compared to $585.2 million for the year ended January 29, 2022.
•
Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 6.5% for the year ended January 28, 2023.
•
Direct to consumer net sales were down 1.2% over fiscal 2021 and represented 46.8% of total net sales, compared to 49.8% for the year ended January 29, 2022.
•
Gross profit was $422.1 million compared to $394.4 million for the year ended January 29, 2022. Gross margin was 68.6% compared to 67.4% for the year ended January 29, 2022. The year over year gross margin increase was driven by strong full price selling and reduced promotions.
•
SG&A was $341.9 million compared to $335.7 million for the year ended January 29, 2022. In comparing fiscal 2022 to fiscal 2021, SG&A benefited from $0.5 million of non-recurring and other one-time expenses. Excluding the non-recurring and other one-time costs from both periods, SG&A as a percentage of total net sales was 55.6% compared to 57.3% for the year ended January 29, 2022.
•
Operating income was $78.7 million compared to $58.7 million for the year ended January 29, 2022. Operating income margin for the year ended January 28, 2023 was 12.8% compared to 10.0% for the year ended January 29, 2022. Adjusted Income from Operations*, which excludes non-recurring items, adjustments for costs to exit retail stores and impairment charges, was $79.9 million compared to Adjusted Income from Operations* of $59.0 million for the year ended January 29, 2022. For the year ended January 28, 2023, the Company incurred $1.4 million of impairment charges related to right-of-use assets and leasehold improvements.
•
Interest expense was $20.1 million compared to $19.1 million for the year ended January 29, 2022.
•
During the year ended January 28, 2023, the Company recorded an income tax provision of $16.5 million compared to $8.0 million in the year ended January 29, 2022, and the effective tax rate was 28.1% compared to (39.8)% in the year ended January 29, 2022.
•
Net Income was $42.2 million compared to a Net Loss of $28.1 million for the year ended January 29, 2022 which included $59.8 million non-cash charges related to the fair value adjustment of the warrants and the Priming Loan embedded derivative.
•
Net Income per Diluted Share was $2.95 compared to a Net Loss of $2.26 for the year ended January 29, 2022 including the impact of non-recurring items. Excluding the impact of these items, Adjusted Net Income per Diluted Share* for the year ended January 28, 2023 was $3.01 compared to $2.13 for the year ended January 29, 2022.
•
Adjusted EBITDA* for the year ended January 28, 2023 was $109.4 million compared to $91.8 million for the year ended January 29, 2022.
•
The Company closed 11 stores and opened 1 new store in fiscal 2022, ending the year with 243 stores.

Balance Sheet Highlights

•
Cash flow from operations for the year ended January 28, 2023 was $74.4 million compared to $75.0 million for the year ended January 29, 2022. The Company ended the fourth quarter of fiscal 2022 with a cash balance of $87.1 million.
•
Inventory at the end of the fourth quarter of fiscal 2022 was $50.6 million compared to $56.0 million at the end of the fourth quarter of fiscal 2021.
•
The company continues to explore options to refinance its existing term loans.

*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” “Reconciliation of GAAP Operating Income to Adjusted Income from Operations” and “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for more information.

Outlook

For fiscal 2023, the Company expects Annual Adjusted EBITDA dollars to be approximately flat, total capital expenditures between $18.0 and $20.0 million and a flat store count to end fiscal 2023.

For the first quarter of fiscal 2023, the Company expects revenues to be down in the mid-single-digits compared to the first quarter of fiscal 2022, and for Adjusted EBITDA to be in the range of $25.0 million and $30.0 million.

Conference Call Information

A conference call to discuss fourth quarter 2022 results is scheduled for today, March 14, 2023, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (888) 330-3391 or (646) 960-0845 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 2289963 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events/events.

A taped replay of the conference call will be available approximately two hours following the call and can be accessed both online and by dialing (800) 770-2030 or (647) 362-9199. The pin number to access the telephone replay is 2289963. The telephone replay will be available until Tuesday, March 21, 2023.

About J.Jill, Inc.

J.Jill is a national lifestyle brand that provides apparel, footwear and accessories designed to help its customers move through a full life with ease. The brand represents an easy, thoughtful, and inspired style that celebrates the totality of all women and designs its products with its core brand ethos in mind: keep it simple and make it matter. J.Jill offers a high touch customer experience through 200+ stores nationwide and a robust ecommerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•
Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, impairments of goodwill, intangible assets and other long-lived assets, fair value adjustments of warrants and derivatives and other non-recurring expenses and one-time items. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results. We also use Adjusted EBITDA margin which represents, for any period, Adjusted EBITDA as a percentage of net sales.
•
Adjusted Income (Loss) from Operations, which represents operating income (loss) plus impairments of goodwill, intangible assets and other long-lived assets and other non-recurring expense and one-time items. We present Adjusted Income (Loss) from Operations because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts, and other interested parties as a measure of our comparative operating performance from period to period.
•
Adjusted Net Income (Loss), which represents net income (loss) plus impairments of goodwill, intangible assets and other long-lived assets, fair value adjustments of warrants and derivatives and other non-recurring expenses and one-time items. We present Adjusted Net Income (Loss) because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.
•
Adjusted Net Income per Diluted Share (“Adjusted Diluted EPS”) represents Adjusted Net Income (Loss) divided by the number of fully diluted shares outstanding. Adjusted Diluted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS should not be considered alternatives to, or substitutes for, Net Income (Loss), Income (Loss) from Operations or Net Income (Loss) per Diluted Share, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS to Net Income (Loss), Income (Loss) from Operations and Net Income (Loss) per Diluted Share, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” “Reconciliation of GAAP Operating Income to Adjusted Income from Operations” and “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and not rely solely on Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss), Adjusted Diluted EPS or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects,” “goal,” “target” (although not all forward-looking statements contain these identifying words) and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are inherently subject to a number of risks, uncertainties, potentially inaccurate assumptions and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks regarding: (1) our ability to successfully expand and increase sales, including by opening new retail stores on a profitable basis, to maintain and enhance a strong brand image, and to optimize our omnichannel operations; (2) changes in consumer confidence, preference and spending, and our ability to adapt to such changes; (3) the competitive environment we operate in; (4) post-pandemic changes in consumer behavior and the timeline of overall economic recovery; (5) our level of indebtedness and ability to work with lenders to pursue options to refinance; and (6) other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”), including the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements in this press release and in the oral statements made by our representatives. Any such forward-looking statement speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	January 28, 2023	January 29, 2022
Net sales	$147,652	$145,153
Costs of goods sold	52,562	52,431
Gross profit	95,090	92,722
Selling, general and administrative expenses	87,279	85,200
Impairment of long-lived assets (a)	5	—
Operating income	7,806	7,522
Interest expense, net	4,393	3,927
Interest expense, net - related party	1,291	432
Income before provision for income taxes	2,122	3,163
Income tax provision (benefit)	1,086	(412)
Net income and total comprehensive income	$1,036	$3,575
Net income per common share attributable to common shareholders
Basic	$0.07	$0.26
Diluted	$0.07	$0.25
Weighted average number of common shares outstanding
Basic	13,974,230	13,806,162
Diluted	14,418,678	14,179,924

(a)
Represents impairment of long-lived assets related primarily to right-of-use assets and leasehold improvements.

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Fiscal Year Ended
	January 28, 2023	January 29, 2022
Net sales	$615,268	$585,206
Costs of goods sold	193,218	190,770
Gross profit	422,050	394,436
Selling, general and administrative expenses	341,903	335,716
Impairment of long-lived assets (a)	1,413	—
Operating income	78,734	58,720
Fair value adjustment of derivative	—	2,775
Fair value adjustment of warrants - related party (b)	—	56,984
Interest expense, net	15,946	17,057
Interest expense, net - related party	4,114	2,029
Income (loss) before provision for income taxes	58,674	(20,125)
Income tax provision	16,499	8,018
Net income (loss) and total comprehensive income (loss)	$42,175	$(28,143)
Net Income (loss) per common share attributable to common shareholders:
Basic	$3.03	$(2.26)
Diluted	$2.95	$(2.26)
Weighted average number of common shares outstanding:
Basic	13,935,403	12,429,759
Diluted	14,285,035	12,429,759

(a)
Represents impairment of long-lived assets related primarily to right-of-use assets and leasehold improvements.
(b)
The fair value adjustment of warrants due to the increase in J.Jill’s stock price from January 30, 2021 to May 31,2021.

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except common share data)

	January 28, 2023	January 29, 2022
Assets
Current assets:
Cash and cash equivalents	$87,053	$35,957
Accounts receivable	7,039	5,811
Inventories, net	50,585	56,024
Prepaid expenses and other current assets	16,143	25,456
Total current assets	160,820	123,248
Property and equipment, net	53,497	57,329
Intangible assets, net	73,188	80,711
Goodwill	59,697	59,697
Operating lease assets, net	119,118	130,744
Other assets	97	120
Total assets	$466,417	$451,849
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$39,306	$49,924
Accrued expenses and other current liabilities	49,730	48,853
Current portion of long-term debt	3,424	7,692
Current portion of operating lease liabilities	34,527	32,276
Total current liabilities	126,987	138,745
Long-term debt, net of discount and current portion	195,517	196,511
Long-term debt, net of discount and current portion - related party	9,719	5,605
Deferred income taxes	10,059	10,704
Operating lease liabilities, net of current portion	123,101	143,207
Other liabilities	1,253	1,731
Total liabilities	466,636	496,503
Commitments and contingencies
Shareholders’ Deficit
Common stock, par value $0.01 per share; 50,000,000 shares authorized; 10,165,361 and 10,001,422 shares issued and outstanding at January 28, 2023 and January 29, 2022, respectively	102	100
Additional paid-in capital	212,005	209,747
Accumulated deficit	(212,326)	(254,501)
Total shareholders’ deficit	(219)	(44,654)
Total liabilities and shareholders’ deficit	$466,417	$451,849

J.Jill, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	January 28, 2023	January 29, 2022
Net income	$1,036	$3,575
Interest expense, net	4,393	3,927
Interest expense, net - related party	1,291	432
Income tax provision (benefit)	1,086	(412)
Depreciation and amortization	6,311	7,160
Equity-based compensation expense (b)	890	729
Write-off of property and equipment (c)	36	53
Adjustment for costs to exit retail stores (d)	(4)	(574)
Impairment of long-lived assets (e)	5	—
Other non-recurring items (f)	1	305
Adjusted EBITDA	$15,045	$15,195
Net sales	$147,652	$145,153
Adjusted EBITDA margin	10.2%	10.5%

	For the Fiscal Year Ended
	January 28, 2023	January 29, 2022

Net income (loss)	$42,175	(28,143)
Fair value adjustment of derivative	-	2,775
Fair value adjustment of warrants - related party (a)	-	56,984
Interest expense, net	15,946	17,057
Interest expense, net - related party	4,114	2,029
Income tax provision	16,499	8,018
Depreciation and amortization	25,761	29,258
Equity-based compensation expense (b)	3,505	2,610
Write-off of property and equipment (c)	267	940
Adjustment for costs to exit retail stores (d)	(250)	(1,755)
Impairment of long lived assets (e)	1,413	—
Other non-recurring items (f)	7	2,013
Adjusted EBITDA	$109,437	$91,786
Net sales	$615,268	$585,206
Adjusted EBITDA margin	17.8%	15.7%

(a)
The fair value adjustment of warrants due to the increase in J.Jill’s stock price through May 31, 2021.
(b)
Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grant.
(c)
Represents the net gain or loss on the disposal of fixed assets.
(d)
Represents non-cash adjustments associated with exiting store leases earlier than anticipated.
(e)
Represents impairment of long-lived assets related primarily to right-of-use assets and leasehold improvements.
(f)
Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.

J.Jill, Inc.

Reconciliation of GAAP Operating Income to Adjusted Income from Operations

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	January 28, 2023	January 29, 2022

Operating income	$7,806	$7,522
Adjustment for costs to exit retail stores (a)	(4)	(574)
Impairment of long-lived assets (b)	5	—
Other non-recurring items (c)	1	305
Adjusted income from operations	$7,808	$7,253

	For the Fiscal Year Ended
	January 28, 2023	January 29, 2022

Operating income	$78,734	$58,720
Adjustment for costs to exit retail stores (a)	(250)	(1,755)
Impairment of long-lived assets (b)	1,413	—
Other non-recurring items (c)	7	2,013
Adjusted income from operations	$79,904	$58,978

(a)
Represents non-cash adjustments associated with exiting store leases earlier than anticipated.
(b)
Represents impairment of long-lived assets related primarily to right-of-use assets and leasehold improvements.
(c)
Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.

J.Jill, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	January 28, 2023	January 29, 2022
Net income and total comprehensive income	$1,036	$3,575
Add: Income tax provision (benefit)	1,086	(412)
Income before provision for income tax	2,122	3,163
Add: Adjustment for costs to exit retail stores (b)	(4)	(574)
Add: Impairment of long-lived assets (c)	5	—
Add: Other non-recurring items (d)	1	305
Adjusted income before income tax provision	2,124	2,894
Less: Adjusted tax provision (e)	597	712
Adjusted net income	$1,527	$2,182

Adjusted net income per share attributable to common shareholders
Basic	$0.11	$0.16
Diluted	$0.11	$0.15
Weighted average number of common shares
Basic	13,974,230	13,806,162
Diluted	14,418,678	14,179,924

	For the Fiscal Year Ended
	January 28, 2023	January 29, 2022
Net income (loss) and total comprehensive income (loss)	$42,175	$(28,143)
Add: Income tax provision	16,499	8,018
Income (loss) before provision for income tax	58,674	(20,125)
Add: Fair value adjustment of derivative	—	2,775
Add: Fair value adjustment of warrants - related party (a)	—	56,984
Add: Adjustment for costs to exit retail stores (b)	(250)	(1,755)
Add: Impairment of long-lived assets (c)	1,413	—
Add: Other non-recurring items (d)	7	2,013
Adjusted income before income tax provision	59,844	39,892
Less: Adjusted tax provision(e)	16,816	9,813
Adjusted net income	$43,028	$30,079

Adjusted net income per share attributable to common shareholders
Basic	$3.09	$2.42
Diluted	$3.01	$2.13
Weighted average number of common shares
Basic	13,935,403	12,429,759
Diluted	14,285,035	14,090,785
(a)
The fair value adjustment of warrants due to the increase in J.Jill’s stock price through May 31, 2021.
(b)
Represents non-cash adjustments associated with exiting store leases earlier than anticipated.
(c)
Represents impairment of long-lived assets related primarily to right-of-use assets and leasehold improvements.
(d)
Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.
(e)
The adjusted tax provision for adjusted net income is estimated by applying a rate of 28.1% for fiscal 2022 and 24.6% for fiscal 2021.

Contacts:

Investor Relations:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Business and Financial Media:

Ariel Kouvaras

Sloane & Company

akouvaras@sloanepr.com

973-897-6241

Brand Media:

Meredith Schwenk

J.Jill, Inc.

media@jjill.com

617-376-4399